SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _______)
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12
HORIZON BANCORP
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In connection with the mailing of the definitive proxy statement of Horizon Bancorp (the "Company") and the solicitation of proxies with respect to the proposals set forth in the definitive proxy statement, the following telephone solicitation script was prepared for use by the Company's Chairman and Chief Executive Officer and other executive officers with stockholders of the Company after the time of the mailing of the definitive proxy statement.

SCRIPT
HORIZON BANCORP
2018 Annual Meeting of Shareholders

Annual Meeting Date:	Thursday, May 3, 2018	Time: 10:00 AM

Location of Annual Meeting:	Orak Shrine Center 3848 Frontage Road Michigan City, IN

Date of this Script:	April 26, 2018

Callers:	Craig Dwight, Todd Etzler, Mark Secor

Telephone Proxy Solicitation Caller Guide
ITEMS YOU SHOULD HAVE IN FRONT OF YOU:

▪	Proxy Statement (be familiar with various proposals and have them marked for easy reference)
▪	Proxy Card
Objective:  To contact institutional shareholders that voted "against" the Advisory Vote to Ratify Named Executive Officers' Compensation and to articulate reasons why they should reconsider their vote and Vote "FOR" this proposal.

Brief History:  On March 16, 2018, Horizon filed its 2018 proxy statement.  This year's proxy statement included six proposals as follows:
1.	Election of three Directors to serve a three year term
2.	Amend Articles of Incorporation
3.	Amend Omnibus Stock Plan
4.	Advisory Vote to Ratify Named Executive Officers' Compensation
5.	Advisory Vote on Say on Pay Frequency
6.	Ratify BKD, LLP as Horizon's Independent Auditors

Two shareholder advisory firms reviewed Horizon's 2018 proxy and have issued recommendations to shareholders.  Glass Lewis has recommended "FOR" votes on all proposals.  Institutional Shareholder Services has recommended "FOR" votes on all proposals, except for the Advisory Vote to Ratify Named Executive Officers' Compensation.
BASIC CONTENT OF CALLS

I.	CALLS TO SHAREHOLDERS VOTING AGAINST PROPOSAL #4 – "Advisory Vote to Ratify Named Executive Officers' Compensation"

A.	Introduce yourself and indicate that you are calling on behalf of Horizon Bancorp

Example: Hello, Mr./Mrs./Ms. _____________.  This is  [Name of Caller] calling on behalf of Horizon Bancorp.

B.	We are calling to see if you have VOTED your common shares of Horizon Bancorp?
If No – please encourage their vote FOR all proposals as recommended by Horizon Bancorp's Board of Directors.

If response is YES – Ask if they VOTED Against proposal number 4, The Advisory Vote to Ratify Named Executive Officers Compensation.  If the answer is Yes or not disclosed, ask if we can explain the Board's position as it relates to Proposal #4? If ok, proceed with the script as outlined below.

C.
Glass Lewis Shareholder Services has recommend "FOR" votes on all shareholder proposals and Institutional Shareholder Services' has recommended "FOR" votes on all proposals except for proposal #4 "The Advisory Vote to Ratify Named Executive Officers Compensation", which they have recommended a vote "Against".

ISS's recommendation is primarily based on Horizon entering into a new employment agreement with Jim Neff who was promoted to President of the Company effective January 1st and the fact that ISS believes Jim's new employment agreement includes a modified single trigger change in control provision, instead of a double trigger provision, for potential severance payments he may receive after a change in control.  ISS prefers "double trigger" payments upon a change in control, which means that the executive is paid their severance upon 1) a change in control and 2) involuntary job loss or a substantial reduction in duties after the change in control. As a result, ISS has objected to the provision in Jim's agreement because they believe it gives him the right to unilaterally walk-away from his employment after a change in control and receive severance.

Horizon believes that the severance provisions in Jim Neff's employment agreement are primarily double trigger events because, other than in one particular instance, Jim only receives his severance benefit after a change in control if:

•	His duties or responsibilities are materially reduced or changed;
•	There is a material reduction to his base salary;
•	The company requires him move from his current job location; or
•	The company fails to continue to provide him with employee benefits substantially similar to those he had prior to the change in control.

The only exception to these double trigger events is if Jim is still employed by the company on the six month anniversary of a change in control, he may terminate his employment during the next 30 days without the occurrence of any of these other events and receive his severance. After that 30 day period expires, the severance provisions will once again only be triggered upon the occurrence of one of the previously mentioned adverse changes to Jim's pay, benefits, duties or location.

D.	Horizon's Board of Directors' is recommending a vote "FOR" the Advisory Vote to Ratify Named Executive Officers' Compensation based on the following:

1.	Mr. Neff is a long-term employee of Horizon Bank since 1999.

2.
Mr. Neff has been under a change in control agreement since 1999, and his original agreement and his previous employment agreement entered into in December 2011 included the same severance benefit triggers as his current agreement.  Horizon believes that it would be unfair to change the terms of Mr. Neff's original change in control agreement at a time he has agreed to accept additional responsibilities for the company.

3.
The severance triggers in Jim's agreement are virtually the same as the severance triggers in the change in control agreements we have with our other executive officers. These provisions have been clearly outlined in our prior proxy disclosures and have historically received very high shareholder approval votes as part of the shareholder approvals of our overall executive officer compensation, receiving 97% approval in 2017 and 95% approval in 2016.

Horizon's executive compensation has historically been aligned with shareholder interests, and we believe it reflects our strong commitment to our "pay for performance" executive compensation philosophy and practices.

4.	Horizon's CEO pay ratio is below the median for its peer group.

5.	Horizon's total executive compensation tracks closely with peer bank median.

6.
Horizon's shareholder proposal #2 – "Amend Articles of Incorporation" expands shareholder rights by allowing shareholders access to change by-laws.  We believe this significant modification reflects Horizon's focus on the interests of its shareholders.

7.
Horizon's Compensation Committee recently instituted a minimum vesting period of three years for all stock options issued in the future to match the three year vesting requirement it requires for restricted stock.  We believe this further reflects Horizon's focus on shareholders.

8.	Horizon's financial and stock performance has historically outperformed the banking sector.

Based on these considerations, we respectfully, but strongly, disagree with the ISS position on the executive compensation advisory vote, and believe the Glass Lewis position is the correct one. As a result, we are requesting that you reconsider you vote "Against" shareholder proposal #4 and vote "FOR" this proposal.